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                                                                   EXHIBIT 10.12



                                February 17, 1998

Michael A. Harpold
3009 New Bern Avenue
Raleigh, North Carolina 27610

Dear Mike:

         This letter sets forth the terms and conditions under which LipoMed, Inc. (the "Company") will engage you as an employee of the Company effective as of November 14, 1997 and ending on November 14, 1998 (the "Initial Term") and shall automatically be renewed on a year-to year basis on the same terms and conditions set forth in this letter (the "Renewal Term") unless terminated as provided herein or unless amended or modified by mutual agreement. You will serve as Chief Operating Officer for the Company.

         The initial compensation for your services shall be as follows: (i) a base salary of One Hundred Thousand Dollars ($100,000) for the first year to be paid consistent with the payroll schedule established by the Company and subject to annual review by the Board of Directors of the Company; (ii) a Non-Qualified Stock Option to purchase fifty thousand (50,000) shares of the Common Stock of the Company on the terms and conditions set forth in the Non-Qualified Stock Option Agreement attached hereto as Exhibit A; (iii) an annual bonus of up to
                                    ---------
25% of your base salary upon the achievement of certain Company goals as determined by the Board of Directors of the Company; (iv) four weeks of vacation per fiscal year; and (v) other employee benefits as those benefits become available and as those benefits are provided to other executive employees of the Company. Further, the Company will pay all reasonable expenses incurred by you which are directly related to the conduct of the business of the Company, provided that you comply with the policies for reimbursement or advance of business expenses as established by the Board of Directors of the Company.

         This agreement may be voluntarily terminated by either party by giving written notice of intention not to renew for any Renewal Term to the other party ("Voluntary Termination"), such notice to be delivered at least ninety (90) days prior to the last day of the Term or any Renewal Term. In the event that the Company terminates this agreement other than by Voluntary Termination or "for cause" (as that term is hereinafter defined), the Company shall pay you the base salary for a period of six months following such termination (the "Severance Period") and you shall be entitled to all benefits which were provided to you at the time of such termination during the Severance Period to the extent allowed under the terms of the applicable benefit plans (or if not allowed, the cash equivalent thereof). For the purposes of this agreement, "for cause" means (i) any material breach of this agreement, or any other agreement between you and the Company, by you or failure by you to diligently and properly perform your duties for the

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Company, such failure to be determined in the reasonable judgment of the Board of Directors of the Company and which failure is not corrected within thirty
(30) days after notice of such failure; (ii) any material failure to comply with the policies and/or directives of the Board of Directors, which failure is not corrected within thirty (30) days after notice of such failure; (iii) any dishonest or illegal action, or any other action whether or not dishonest or illegal, which is materially detrimental to the Company; (iv) any failure to fully disclose any material conflict of interest you may have with the Company and any third party which is materially detrimental to the Company or (v) any adverse act or omission which would be required to be disclosed pursuant to public securities laws or which would limit the ability of the Company or any entity affiliated with the Company to sell securities under any Federal or state law or which would disqualify the Company or any affiliated entity from any exemption otherwise available to it, all of which are materially detrimental to the Company. Further, upon termination of this agreement, all property of the Company in your possession, including all books and records, shall be returned immediately to the Company.

         The Company further agrees to pay you Twenty-Seven Thousand Five Hundred Dollars ($27,500) for past consulting services and Fifty Thousand Dollars ($50,000) for accrued salary for services rendered as President and Chief Executive Officer of the Company during the period from May 14, 1997 to and including November 14, 1997 upon the closing of at least Five Hundred Thousand Dollars ($500,000) of the offering of Series A Convertible Preferred Shares of the Company. You hereby waive and release any and all claims which you may have to salary or other compensation for your services as Chief Executive Officer and President for the period from May 14, 1997 to and including November 14, 1997 and for any consulting services provided by you to the Company on or before November 14, 1997.

         During the term of this agreement and upon termination of this agreement for any reason, neither you nor anyone acting on your behalf shall at any time disclose or use for your or their own advantage or the advantage of any other person or entity, any information concerning the Company which came from your association with the Company. You shall treat all confidential information received with respect to the Company as confidential and trade secrets and shall not use such information for any purpose other than to fulfill your obligations under this agreement.

         You shall have no obligation of confidentiality as to information that:
(a) is known to you at the time of disclosure other than through disclosure to you as a consultant or employee of the Company; or (b) is independently developed by you without breach of this agreement; or (c) becomes known to you from another source without confidentiality restriction on subsequent disclosure or use; or (d) is or becomes publicly known through no wrongful act on your behalf; or (e) is disclosed pursuant to any judicial or governmental request, requirement or order, provided that you give the Company sufficient prior notice in order to contest such request, requirement or order.

         You agree that all inventions, discoveries, improvements, trade secrets, techniques, processes, know-how and works of authorships, whether patentable or protectable by copyright or not, which you develop, produce or make during the term of this agreement or while a consultant to the Company and related to the present or contemplated business of the Company, and all rights in the same under any copyright, patent or similar statute, shall be the sole


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exclusive property of the Company. Upon request from the Company, but at no expense to you, you will execute any and all proper applications for copyright and patent assignments and other instruments and you will give testimony when and where requested to protect title in the Company for all such rights and inventions, both United States and foreign, belonging to the Company.

You hereby represent that your performance of services for the Company will not violate any obligation which you may have to any previous employer, including, without limitation, any agreements to refrain from competing, directly or indirectly, with the business of any previous employer or any other third party. You further represent that your performance of all the terms of this agreement and as a consultant to the Company does not and will not breach any agreement to keep in confidence proprietary information, trade secrets, knowledge or data acquired by you in confidence or in trust prior to your engagement as a consultant by the Company or induce the Company to use any confidential or proprietary information, trade secrets or material belonging to any previous employer or others, and you agree to indemnify and hold harmless the Company from and against all claims of loss or liability (including reasonable attorneys' fees) arising out of or connected with your breach or alleged breach of any of the representations set forth above.

         The Company will indemnify and hold you harmless from and against any and all claims of loss or liability (including reasonable attorney's fees) arising from or in connection with this agreement or the services provided hereunder, except to the extent that the same shall be determined to have resulted solely from actions taken or omitted due to your willful misconduct, negligence or knowing violation of the law.

         This agreement constitutes a full and complete understanding of the parties with respect to the subject matter hereof, and all prior written and oral agreements concerning the subject matter hereof, including without limitation, the letter agreement between you and the Company executed as of November 20, 1997, are hereby terminated. This agreement shall be governed by the laws of the State of North Carolina.

         If you are in agreement with the terms and conditions set forth herein, please execute one copy of this letter and return it to me.

                                            Sincerely,

                                            LipoMed, Inc.


                                            /s/ Richard A. Franco
                                            -----------------------------
                                            Richard A. Franco, CEO
Agreed to and accepted this
17/th/ day of February, 1998

/s/ Michael A. Harpold
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Michael A. Harpold